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                                                                    Exhibit 3.47


                          SECOND AMENDMENT TO AGREEMENT

THIS AGREEMENT is made and entered into this 20 day of December, 1990, by and between CENTENNIAL FOODS, INC., an Idaho Corporation, of 109 South Washington Street, Dillon, Montana, and P.O. Box 430, Idaho Falls, Idaho 83402, and BEAVERHEAD COUNTY, A POLITICAL SUBDIVISION OF THE STATE OF MONTANA, Beaverhead County Courthouse, 2 South Pacific Street, Dillon, Montana, 59725.

         WHEREAS, the parties previously and on the 9th day of October, 1990, made and entered into a certain agreement entitled LOAN AGREEMENT providing for the loaning of certain monies to CENTENNIAL FOODS, INC., by BEAVERHEAD COUNTY; and

         WHEREAS, the parties previously and on the 15th day of November, 1990, made and entered into a certain agreement entitled AMENDMENT amending and supplementing that certain document entitled LOAN AGREEMENT executed October 9, 1990; and

         WHEREAS, due to changes in circumstance since the execution of said LOAN AGREEMENT and AMENDMENT it is necessary that the parties amend said agreements and that said amendments be provided for in writing.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements herein set forth and for other good and valuable consideration, the parties agree as follows:

         1. That paragraph number 13 of that document entitled LOAN AGREEMENT be and is hereby amended as follows:

         13. INTEREST RATE AND REPAYMENT OF LOAN: The promissory note attached hereto as "Exhibit A" shall bear interest at EIGHT PERCENT (8%) per annum on the unpaid principal. Interest on the said funds will begin on the 1st day of May, 1991. Payments of interest only on the promissory note will be made on a monthly basis commencing on the 1st day of May, 1991, and payments of principal and interest on the promissory note will be made on a monthly basis commencing on the 1st day of May, 1992, in accordance with the amortization table attached hereto as "Exhibit B" which is by this reference made a part hereof. Payments will be made payable to the State of Montana, Department of Commerce and shall be forwarded to the State of Montana, Department of Commerce and shall be forwarded to the State of Montana, Department of Commerce and will be made on

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the first day of the month is which they are due. The  Borrower  will pay a late charge of TWO PERCENT (2%) of the scheduled payment for any payment not made by the 20th day of the month in which it is due. All payments shall be first applied to penalties, then to interest and thereafter to principal. There will be no penalty for prepayment of the loan.

         That the above paragraph shall be substituted for paragraph 13 in said LOAN AGREEMENT and the promissory note, "EXHIBIT A", and amortization tables, "EXHIBIT B" shall be amended to conform to the amended provisions of paragraph 13 above.

         2. That paragraph 16(b) of said LOAN AGREEMENT dated October 9, 1990, provides in part as follows: "All other buildings, machinery, equipment and fixtures owned, acquired or to be acquired by the Borrower shall be subject only to a debt and first or prior security interest in Bankcorp or other commercial lender in the total amount of ONE MILLION EIGHT HUNDRED FIFTY THOUSAND AND NO/100 DOLLARS ($1,850,000.00)." That the above portion of paragraph 16(b) of said LOAN AGREEMENT be and is amended to read as follows:

         All other buildings, machinery, equipment and fixtures owned, acquired or to be acquired by the Borrower shall be subject only to a debt and first or prior security interest in Seattle-First National Bank of Spokane in the total amount of ONE MILLION ONE HUNDRED EIGHTY-FOUR THOUSAND AND NO/100 DOLLARS ($1,184,000.00)

         3. That paragraph 16(a) of said LOAN AGREEMENT dated October 9, 1990, provides for the granting of a security interest and assignment of agreement to the State of Montana in and to a certain lease agreement with option to purchase by and between CENTENNIAL FOODS, INC. and Harrington Company. That since execution of the said LOAN AGREEMENT an agreement has been made and entered into by and between CENTENNIAL FOODS, INC., and Harrington Company, Inc. for the purchase by CENTENNIAL FOODS, INC. within the month of December, 1990, of the certain of the real property subject to the lease agreement. That as additional security for the loan herein CENTENNIAL FOODS, INC. agrees to give and grant unto the State of Montana a standard form Mortgage in the amount of the loan in and to the real property as described in that certain Certificate of Survey Number 695 filed in the Office of the Beaverhead County Clerk and Recorded on the 10th day of December, 1990, at 9:55 o'clock a.m. as document reception number 207178.


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         4. That all other terms,  provisions,  conditions and  requirements  of that certain said LOAN AGREEMENT dated October 9, 1990, and AMENDMENT dated November 15, 1990, not specifically amended hereby or inconsistent with the provisions and amendments set forth herein shall be and remain in full force and effect.

         IN  WITNESS   WHEREOF,   the   parties,   their   heirs  and   personal
representatives have set their hands the day and year first above written.



CENTENNIAL FOODS, INC.

BY:/S/Ike Lynch                                 (CORPORATE SEAL)
   ---------------
ITS:     President


ATTEST:

BY:
   ---------------
ITS:
   ---------------


BEAVERHEAD COUNTY, A POLITICAL SUBDIVISION

BY:/s/David Man
   ---------------
ITS:


ATTEST

BY:/s/Loralee B. Richardson
   ------------------------
ITS:  Clerk and Ex Officio Recorder